Exhibit 21.1

List of Subsidiaries of Camposol Holding PLC

Subsidiary	Jurisdiction of Incorporation	Name Under Which Subsidiary Does Business	Principal activity	Ownership Interest
Camposol S.A.	Peru	Camposol	Agribusiness	100%
Nor Agro Perú S.A.C.	Peru	Nor Agro	Farmland owner	100%
Vegesol S.A.	Peru	Vegesol	Agriculture	100%
Campoinca S.A.	Peru	Campoinca	Farmland owner	100%
Muelles y Servicios Paita S.R.L.	Peru	Muelles y Servicios Paita	Farmland owner	100%
Marinazul S.A.	Peru	Marinasol	Shrimp farming	99.58%
Domingo Rodas S.A.	Peru	Marinasol	Shrimp farmland rental	100%
Camarones S.A.C.	Peru	Marinasol	Shrimp farmland rental	100%
Inversiones Agrĺcolas Inmobiliarias S.A.C.	Peru	Inversiones Agrĺcolas Inmobiliarias	Farmland owner	99.99%
Corporación Refrigerados Iny S.A.	Peru	Marinasol	Shrimp farming	80%
Congelados y Frescos S.A.C.	Peru	Marinasol	Seafood processing business	100%
Marante Investment S.A.	Peru	Marinasol	Holding	100%
Palmas Hill Investment S.A.C.	Peru	Marinasol	Holding	100%
Pesquera ABC S.A.C.	Peru	Marinasol	Seafood processing business	75%
Pacifico Azul S.A.	Peru	Marinasol	Shrimp farmland rental	100%
Camposol Europa S.L.	Spain	Camposol Europa	Distribution	100%
Camposol Fresh B.V.	Netherlands	Camposol Fresh Holanda	Distribution	100%
Madoca Corp. S.A.C.	Peru	Madoca	Holding	100%
Grainlens S.A.C.	Peru	Grainlens	Holding	100%
Blacklocust S.A.C.	Peru	Blacklocust	Holding	100%
Siboure Holding S.A.C.	Peru	Siboure	Holding	100%
Persea, Inc.	USA	Persea	Holding	100%
Camposol Fresh USA, Inc.	USA	Camposol Fresh U.S.A.	Distribution	100%
Camposol Specialties, Inc.	USA	Camposol Specialties	Distribution	100%
Camposol Fresh Foods Trading Co. Ltd.	China	Camposol Fresh Foods Hong Kong	Distribution	100%
Camposol Foods Trading Co. Ltd.	China	Camposol Foods Trading Shanghai	Distribution	100%
Camposol Colombia S.A.S.	Colombia	Camposol Colombia	Agribusiness	100%